Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement is entered into this 20th day of December, 2007, by and between Dominion Homes, Inc. (hereinafter called the “Company”) and William G. Cornely (hereinafter called the “Employee”).

WHEREAS, the Employee has been employed by the Company since January 17, 2006 as its Chief Financial Officer;

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, effective January 17, 2006, as thereby amended by that certain Amendment to Employment Agreement dated as of August 2, 2006 (as amended, the “Agreement”);

WHEREAS, the Board of Directors of the Company has appointed the Employee as the Company’s new Chief Operating Officer effective as of December 31, 2007 (the “Effective Date”), in addition to his current officer duties and titles; and

WHEREAS, in recognition of Mr. Cornely’s increased duties and responsibilities following the Effective Date, the Company and the Employee desire to further amend the Agreement such that Mr. Cornely’s annual base salary will increase to $300,000 beginning on the Effective Date.

NOW, THEREFORE, and in consideration of the mutual covenants herein contained, the adequacy of which is agreed to by the parties, the Company and the Employee hereby mutually agree as follows:

1. The first and second “WHEREAS” clause of the Agreement are hereby amended by deleting “as Senior Vice President of Finance and Chief Financial Officer” and replacing the same with “as Senior Vice President of Finance, Chief Financial Officer and Chief Operating Officer”.

2. Paragraph 3, Compensation, of the Agreement shall be deleted in its entirety and replaced with the following:

“3. Compensation. For such services, the Employee shall receive an annual base salary of Three Hundred Thousand Dollars ($300,000), less applicable taxes and deductions, which may be increased, but not decreased without the Employee’s written consent, by the Compensation Committee of the Board (the “Committee”) during the term of this Agreement. In the event that the Committee increases the Employee’s base salary, the amount of the base salary then in effect, together with any increase(s), shall be his base salary. Said base salary shall be payable in equal installments in accordance with the Company’s regular payroll practices. In addition, the Employee shall be included in the Company’s annual incentive compensation program, which may be amended by the Company, on a calendar year basis, during the term of this Agreement (and any extensions thereof).”

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment to Employment Agreement as of the date set forth above.

DOMINION HOMES, INC.		EMPLOYEE

By:	/s/ Douglas G. Borror	/s/ William G. Cornely
	Douglas G. Borror	William G. Cornely
Chairman and CEO